Metalline Mining Company	Phone 208-665-2002
1330 Margaret Avenue	Fax 208-665-0041
Coeur d’Alene, ID 83815	email: metalin@attglobal.net
Web site: www.metalin.com

For Release: June 12, 2007

Metalline Mining Company announces adoption of Shareholder Rights Plan

Coeur d’Alene, Idaho -- Metalline Mining Company (Amex: MMG) announces today that its Board of Directors adopted a Shareholder Rights Plan, through the adoption of a Rights Agreement. The Rights Agreement is effective immediately. The Rights Agreement was not adopted in response to any specific effort to acquire control of the company.

In connection with the adoption of the Rights Agreement, the Board of Directors declared a distribution of one Right for each outstanding share of Metalline common stock, payable to shareholders of record at the close of business on June 22, 2007. Initially, the Rights will be represented by Metalline’s common stock certificates, will not be traded separately from the common stock and will not be exercisable; however, among other things, in the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of Metalline’s common stock, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $20 per Right, a number of shares of Metalline common stock having a value equal to two times such purchase price. The Rights are expected to expire on June 11, 2017, or on June 11, 2008 if the Rights Plan is not approved by the Metalline shareholders before that date, in either case subject to certain earlier redemption or exchange provisions.

The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which has been filed with the Securities and Exchange Commission.

Metalline Mining Company is an exploration stage enterprise engaged in the business of mining. The Company currently owns mining concessions in the municipality of Sierra Mojada, Coahuila, Mexico. The Company conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V. To obtain more information on Metalline Mining Company, visit the Company's web site (www.metalin.com).

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and Metalline's future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which Metalline operates and the beliefs and assumptions of Metalline's management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Metalline's future financial performance, Metalline's anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and Metalline's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006 under "Risk Factors." Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Metalline undertakes no obligation to revise or update any forward-looking statements for any reason.